Exhibit 99.1

Cross Country Healthcare Appoints Phillip Noe as Chief Information Officer

BOCA RATON, Fla.--(BUSINESS WIRE)--May 10, 2021--Cross Country Healthcare, Inc., (NASDAQ: CCRN), a leading provider of advisory and workforce solutions including contingent staffing, permanent placement, and other consultative services for healthcare clients, has appointed Phillip Noe to the role of Chief Information Officer (CIO). Noe replaces Bill Halnon who is retiring, and will report directly to Kevin C. Clark, Co-founder and CEO. He commences May 10, 2021.

“Phil’s appointment reflects the ongoing evolution of our digital transformation at Cross Country,” said Kevin C. Clark, Co-founder and Chief Executive Officer of Cross Country Healthcare. “His extensive experience in information technology spans every aspect of the software engineering lifecycle. Phil will ensure we utilize the best in innovative technology solutions to propel us into the future.”

Prior to joining Cross Country Healthcare, Noe held similar leadership roles at Vaco, LLC, Adecco Group, Advanced Solutions Practice Consulting Group, and Fidelity National Information Services. Noe has a Master of Science in Information Management and another Master in Science in Healthcare Administration, both from Washington University. He also holds a Bachelor of Science in Business Administration from the University of Florida.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In February 2021, CCH earned Energage’s inaugural 2021 Top Workplaces USA award. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, made with the Securities and Exchange Commission (SEC) filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com